Exhibit 3.1

CERTIFICATE OF TRUST

OF

PERMUTO CAPITAL AVGO TRUST I

This Certificate of Trust of PERMUTO CAPITAL AVGO TRUST I, is being duly executed and filed to form a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq. (the “Act”).

1.	Name. The name of the statutory trust formed hereby is Permuto Capital AVGO Trust I.

2.	Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware is as follows:

CSC Delaware Trust Company

251 Little Falls Drive

Wilmington, DE 19808

3.	Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as trustee

By:	/s/ Gregory Daniels
Name:	Gregory Daniels
Title:	Vice President

[Signature Page to Certificate of Trust]